WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

EXHIBIT 10.1

March 8, 2019 (as amended May 28, 2019 following negotiations with counsel)

DELIVERED BY E-MAIL

WITHOUT PREJUDICE

Ms. Stacey Mowbray

[REDACTED]
[REDACTED]

Dear Stacey:

Re:Notice of Cessation of Employment

In accordance with our conversation and further negotiation, this letter will confirm that a decision was made to terminate your employment with WW Canada, Ltd. (the “Company”) effective March 22, 2019 (the “End Date”).  By signing below, you acknowledge that you received your official notice of termination, whether under contract (including your employment agreement dated May 8, 2017 (the “Employment Agreement”)), statute (including without limitation the Employment Standards Act, 2000 (Ontario) (the “Act”)), common law or otherwise, on or before March 8, 2019.

In order to assist you in your efforts to obtain alternate employment following the End Date, the Company has prepared the following separation package (the “Package”) which is made without prejudice and is conditional in that, to be enforceable and binding upon the Company, you must agree to the terms set out below by signing a copy of this letter and, in consideration of the payments and benefits which exceed the minimum requirements of the Act, the attached Full and Final Release.

The conditional Package which the Company has prepared is as follows:

1.

The Company will continue to pay to you, on a bi-weekly basis in accordance with the Company’s payroll practices, CDN $33,163.47 (the “Bi-Weekly Payments”) (less deductions required by law) from the End Date until June 22, 2020 (the “Salary Continuation Period”). For greater clarity, the bi-weekly amount is based on a combination of your annualized base salary as of the End Date, plus 2/3 of your annual bonus target. Your first installment of the Bi-Weekly Payments shall include a “catch-up” of any unpaid Bi-Weekly Payments from the End Date through the Effective Date (as defined below), less the amount of the minimum statutory entitlements under the Act (which you acknowledge you have already received).

2.	The Company will continue your basic health and dental coverage, in accordance with the terms and conditions of the applicable plans, during the Salary Continuation Period.

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

3.

In lieu of any unvested equity awards under the WW Stock Plan (as defined below) which became null and void by virtue of your termination, the Company shall make a one-time lump sum payment in the amount of USD $456,000 (less deductions required by law) within 30 days of the Effective Date (as defined below). All equity awards previously received shall be governed by the terms and conditions of Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements (the “WW Stock Plan”), which shall continue to remain in effect.  Notwithstanding the foregoing, any unvested equity awards as of the End Date shall be null and void.  You will not receive any additional equity awards under the WW Stock Plan.

4.	The Company will provide you with outplacement services from a Company-approved firm for up to six (6) months.
5.	The Company shall reimburse you for tax advice associated with the payments made under this letter in accord with the terms of your Employment Agreement.
6.

If any tax overpayment is owed or paid to you from any taxing authority as a result of the tax equalization benefits you received pursuant to your Employment Agreement, you must:            (a)  take all reasonable steps to promptly recover any such overpayment(s) from the applicable taxing authority or authorities, and (b) immediately pay over any such overpayments recovered to the Company. The Company agrees that your payment of any such tax overpayment owed back to the Company per this Section shall not cause you to incur any additional tax liability, and that the Company shall take whatever tax equalization actions are necessary to ensure same.

7.

You acknowledge and agree that, prior to your execution of this letter agreement, you have received: (a) all compensation, benefits, vacation pay, and eligible expense reimbursements earned through the End Date; (b) your 2018 annual bonus in the amount of CDN $504,330.23 (less deductions required by law); (c) your benefits and RRSP contributions from the End Date through April 19, 2019; and (d) your minimum statutory entitlements under the Act.

8.

You acknowledge and agree that you have no further rights or entitlements under the Amended and Restated Continuity Agreement with WW International, Inc. dated March 2, 2016 (the “Continuity Agreement”), which terminated effective on the End Date.

9.

You acknowledge and agree that, as of the date of your execution of this letter agreement,  you have: (a) returned all Company property in your possession or control, including, but not limited to, Company vehicle, laptop computers, telephone calling cards, keys, cellular telephones, pagers, records, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data and all copies thereof, and all other tangible Company property, to the Company; and (b) provided us with all passwords and access codes that the Company may require.   Notwithstanding the foregoing, the Company shall allow you to keep the Company laptop and iPhone in your possession provided the Company first ensures and confirms that all Company data has been wiped from both devices.

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

10.

We remind you of, and you agree to be bound by and continue to comply with, your obligations to the Company at law and under the Non-Competition, Assignment of Work Product and Confidentiality Agreement that you executed as part of the Employment Agreement.

11.

You shall not make any disparaging remarks about the Company, its employees, services or products to any person or to do anything that would damage or interfere with the Company’s relationships with any former, current, or prospective clients, customers, suppliers, or agents.  The Company agrees that the Officers and Directors of Weight Watchers International, Inc. will not make any disparaging remarks about you.

This Package includes all payments and benefits to which you may be entitled under Company policy, the Employment Agreement and/or Continuity Agreement (and any amendments thereto), the common law or any employment standards legislation (including without limitation the Act) by way of notice, pay in lieu of notice, severance pay, benefits, or otherwise.

Pursuant to the Older Workers Benefit Protection Act under US law, you shall have at least twenty-one (21) calendar days to review and to consider executing this letter agreement, including, but not limited to, the Full and Final Release referenced above.  If you execute this letter agreement and/or the Full and Final Release, you may revoke same at any time during the seven (7) calendar days following the execution date.  Any revocation within this period must be submitted, in writing, to Michael Colosi, General Counsel, WW International, Inc. The revocation must be personally delivered or e-mailed (michael.colosi@weightwatchers.com) to Michael Colosi, General Counsel, WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, such that it is received within seven (7) calendar days of your execution of this letter agreement and/or Full and Final Release.  This letter agreement shall not become effective or enforceable until the revocation periods for both this letter agreement and the Full and Final Release have expired, and neither have been duly revoked (the “Effective Date”). You are hereby advised to consult with an attorney of your choice prior to entering into this letter agreement and Full and Final Release.

I trust that you will find these arrangements satisfactory.   Any unpaid wages and accrued vacation pay and eligible expense reimbursements up to the End Date will be paid to you regardless of whether you sign this letter agreement.

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

If the Company’s proposal is acceptable to you, please sign a copy of the letter agreement and the attached Full and Final Release and return both to me as set forth above.

Yours very truly,

/s/ Mindy Grossman

Mindy Grossman

Chief Executive Officer

WW International, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and understand and hereby accept the Company’s offer as set out above.

Dated at Toronto this 30th day of May, 2019.

/s/ D. Farling	/s/ Stacey Mowbray
WITNESS	STACEY MOWBRAY

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

FULL AND FINAL RELEASE

I, STACEY MOWBRAY, for the payments referred to in the attached letter to me dated March 8, 2019 (as amended May 28 2019) and such other good and valuable consideration, the receipt and sufficiency whereof by me is hereby expressly acknowledged, do hereby remise, release and forever discharge WW CANADA, LTD., WW INTERNATIONAL, INC. and all of their affiliated and related entities and predecessors and successors (collectively, the “Company”) and all of their respective shareholders, officers, directors, employees and agents (hereinafter with the Company collectively referred to as the “Releasees”) of and from all actions, causes of action, debts, demands, torts, dues, bonds, accounts, covenants, contracts and claims whatsoever which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever existing up to the present time, including without limiting the generality of the foregoing any actions, causes of action, suits, debts, demands, torts or claims relating to my employment or the termination of my employment with any of the Releasees.  I also agree not to make any claim or take any proceedings in respect of the claims released against any  person, corporation or other entity who or which might claim contribution or indemnity from any of the Releasees.

I hereby specifically covenant, represent and warrant to the Releasees that I have no further claim against any of the Releasees for or arising out of my employment or cessation of employment which specifically includes any claims for salary, wages, notice of termination, pay instead of notice, severance pay, bonus, incentive compensation, commissions, variable compensation, reinstatement, stock, stock options, restricted share units, equity, overtime, overtime pay, holiday pay, interest and/or vacation pay, benefits, pension, perquisites, allowances or claims under contract (including without limitation my Employment Agreement and the Continuity Agreement as defined in the attached letter), the common law, policy, employment standards legislation (including without limitation the Employment Standards Act, 2000 (Ontario)), human rights legislation (including without limitation the Ontario Human Rights Code), or similar legislation (including without limitation the Pay Equity Act (Ontario), the Occupational Health and Safety Act (Ontario), the Workplace Safety and Insurance Act (Ontario),  the Accessibility for Ontarians with Disabilities Act (Ontario)), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York City Administrative Code, and any other statutes, law or regulations under New York state or local law.  I also acknowledge that the monies paid to me include any severance pay and notice pay to which I am entitled under any employment standards legislation (including without limitation the Employment Standards Act, 2000 (Ontario)).  In the event that I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Releasees for or by reason of any cause, matter or thing, this document may be raised as a complete bar to any such claim, demand or action.

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010 O: 212-817-4200

I will not disclose the terms of the settlement or its existence to any person or corporation except for the purposes of dealing with the Canada Revenue Agency, with my spouse or a professional legal or financial advisor who agree to be and are, bound by identical confidentiality, or otherwise as required by law.

I agree to indemnify the Releasees and save them harmless from any and all income tax, employment insurance or Canada Pension Plan charges or payment that may be claimed by either the Receiver General of Canada or the Canada Revenue Agency in respect of any failure on the Company’s part to withhold such charges or payments, and in the event that any proceedings are commenced against any of the Releasees, I agree to indemnify them and save them harmless from any money that might be required to be paid by either the Canada Revenue Agency or the Receiver General of Canada or by any Court.

I have read the above Full and Final Release and have been given the opportunity to obtain independent legal advice and I understand that it contains a full and final release of all claims that I have or may have against the Releasees or any of them and that there is no admission of liability on the part of the Releasees and that any such liability is denied.

All of the foregoing shall enure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF I have duly executed this Full and Final Release this 30 day of May, 2019.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ D. Farling	)	/s/ Stacey Mowbray
	)	STACEY MOWBRAY
)
Witness	)